SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

________________

SCHEDULE 13G

Under the Securities Exchange Act of 1934

 (Amendment No. 1 )

Paid, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

69561N 20 4
(CUSIP Number)

May 25, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]          Rule 13d-1 (b)

[ X ]        Rule 13d-1(c)

[   ]          Rule 13d-1(d)

CUSIP No. 69561N 20 4		13G	Page 2 of 9 Pages

1.	NAMES OF REPORTING PERSONS. Augustine Fund, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)-

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-

	6.	SHARED VOTING POWER 22,859,741

	7.	SOLE DISPOSITIVE POWER -0-

	8.	SHARED DISPOSITIVE POWER 22,859,741

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,859,741

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.82%

12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69561N 20 4		13G	Page 3 of 9 Pages

1.	NAMES OF REPORTING PERSONS. Augustine Capital Management, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)-

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-

	6.	SHARED VOTING POWER 22,859,741

	7.	SOLE DISPOSITIVE POWER -0-

	8.	SHARED DISPOSITIVE POWER 22,859,741

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,859,741

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.82%

12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69561N 20 4		13G	Page 4 of 9 Pages

1.	NAMES OF REPORTING PERSONS. John T. Porter I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)-

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-

	6.	SHARED VOTING POWER 22,859,741

	7.	SOLE DISPOSITIVE POWER -0-

	8.	SHARED DISPOSITIVE POWER 22,859,741

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,859,741

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.82%

12.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69561N 20 4		13G	Page 5 of 9 Pages

1.	NAMES OF REPORTING PERSONS. Brian D. Porter I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)-

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-

	6.	SHARED VOTING POWER 22,859,741

	7.	SOLE DISPOSITIVE POWER -0-

	8.	SHARED DISPOSITIVE POWER 22,859,741

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,859,741

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.82%

12.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69561N 20 4		13G	Page 6 of 9 Pages

1.	NAMES OF REPORTING PERSONS. Thomas F. Duszynski I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)-

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -0-

	6.	SHARED VOTING POWER 22,859,741

	7.	SOLE DISPOSITIVE POWER -0-

	8.	SHARED DISPOSITIVE POWER 22,859,741

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,859,741

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.82%

12.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 1 (the “Amendment”) amends the Schedule 13G originally filed on June 1, 2006 (the “Schedule 13G”) and is filed with respect to the common stock of Paid, Inc., a corporation organized under the laws of the state of Delaware.

The Amendment corrects an error in the Schedule 13G in the number of shares reported to be owned directly by Augustine Fund, L.P. (“Augustine Fund”) and indirectly by Augustine Capital Management, LLC (“Augustine Capital”), its general partner and by John T. Porter, Brian D. Porter and Thomas F. Duszynski, the controlling members, directors and officers of Augustine Capital.

Item 4.    Ownership:

Augustine Fund, L.P. (“Augustine Fund”) may be deemed to share power to vote and dispose of the shares owned of record with its general partner Augustine Capital Management (“Augustine Capital”) and with the controlling members, directors and officers of Augustine Capital:   John T. Porter, Brian D. Porter and Thomas F. Duszynski.

(a)  Amount beneficially owned:

The Group Members beneficially own 22,859,741 shares of the Common Stock

(b)      Percent of class:

The Group Members beneficially own 10.82%.

(c)  Each of the Group Members has the number of shares listed below as to which each such Group Member has:

(i)           Sole power to vote or to direct the vote

-0-

(ii)          Shared power to vote or to direct the vote

22,859,741

(iii)         Sole power to dispose or to direct the disposition of

-0-

(iv)        Shared power to dispose or to direct the disposition of

22,859,741

SIGNATURE

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose and effect. [if statement is being filed pursuant to §240.13d-1(c)]

Dated:    June 13, 2006

AUGUSTINE FUND, L.P.

By:	AUGUSTINE CAPITAL MANAGEMENT, LLC
General Partner

By:	/s/ John T. Porter.
John T. Porter, President

By:	AUGUSTINE CAPITAL MANAGEMENT, LLC

By:	/s/ John T. Porter.
John T. Porter, President

/s/ John T. Porter.
John T. Porter

/s/ Brian D. Porter.
Brian D. Porter

/s/ Thomas F. Duszynski.
Thomas F. Duszynski

EXHIBITA

JOINT FILING AGREEMENT

Pursuant to Rule 13-d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13G to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Date:  June 13, 2006

AUGUSTINE FUND, L.P.

By:	AUGUSTINE CAPITAL MANAGEMENT, LLC General Partner

By:	/s/ John T. Porter.
John T. Porter, President

By:	AUGUSTINE CAPITAL MANAGEMENT, LLC

By:	/s/ John T. Porter.
John T. Porter, President

/s/ John T. Porter.
John T. Porter

/s/ Brian D. Porter.
Brian D. Porter

/s/ Thomas F. Duszynski.
Thomas F. Duszynski